As filed with the Securities and Exchange Commission on June 4, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BARK, INC. (Exact name of registrant as specified in its charter)

Delaware	85-1872418
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 Broadway, 12th Floor
New York, NY 10271
(855) 501-2275
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Original Bark Company 2021 Equity Incentive Plan
The Original Bark Company 2021 Employee Stock Purchase Plan
(Full title of the plan)

Allison Koehler
Chief Legal Officer and Secretary
BARK, Inc.
120 Broadway
New York, NY 10271
(855) 501-2275

(Address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Melissa B. Marks, Esq.
Alexa Belonick, Esq.
Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
1250 Broadway, 23rd Floor
New York, New York 10001
Telephone: (212) 730-8133
Fax: (877) 881-3007

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the 1933 Act, this Registration Statement is filed by BARK, Inc. (the “Registrant”) for the purpose of registering 17,356,716 additional shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) under the Original Bark Company 2021 Equity Incentive Plan and 3,000,000 additional shares of Common Stock under the Original Bark Company 2021 Employee Stock Purchase Plan, each pursuant to the provisions of such plans that provide for automatic annual increases in the number of shares reserved for issuance thereunder. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on August 8, 2021 (File No. 333-258596) to the extent not superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a.the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the Commission on June 4, 2025; and

b.the description of the Registrant’s Common Stock contained in Exhibit 4.16 to the Registrant’s
Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the Commission on June 7, 2021, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) contains provisions limiting the liability of directors, and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. The Certificate of Incorporation and Bylaws also provide us with discretion to indemnify employees when determined appropriate by the Registrant’s Board of Directors.

The Certificate of Incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Bylaws also permit the Registrant to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

The Registrant entered into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements provide that the Registrant will indemnify each of its directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Certificate of Incorporation and the Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of BARK, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K (File No. 001-39691), filed with the Commission on June 4, 2025).
3.2	Amended and Restated Bylaws of BARK, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-39691), filed with the Commission on November 23, 2021).
5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
23.1*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included as part of Exhibit 5.1 hereto).
23.2*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (including on the signature page of this registration statement).
99.1	The Original BARK Company 2021 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 (File No. 333-258596), filed with the Commission on August 6, 2021).
99.2	The Original BARK Company 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 (File No. 333-258596), filed with the Commission on August 6, 2021).
107*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

A.The undersigned Registrant hereby undertakes:

(1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided , however, that clauses A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 4, 2025.

BARK, INC.
By:	/s/ Matt Meeker
Matt Meeker
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matt Meeker and Allison Koehler, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matt Meeker	Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2025
Matt Meeker
/s/ Zahir Ibrahim	Chief Financial Officer (Principal Financial Officer)	June 4, 2025
Zahir Ibrahim
/s/ Brian Dostie	Controller (Principal Accounting Officer)	June 4, 2025
Brian Dostie
/s/ Larry Bodner	Director	June 4, 2025
Larry Bodner
/s/ Paulette Dodson	Director	June 4, 2025
Paulette Dodson
/s/ Jim McGinty	Director	June 4, 2025
Jim McGinty
/s/ Betsy McLaughlin	Director	June 4, 2025
Betsy McLaughlin
/s/ Michele Meyer	Director	June 4, 2025
Michele Meyer
/s/ Henrik Werdelin	Director	June 4, 2025
Henrik Werdelin